                                                     Registration No. 333-102144

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                Amendment No. 1
                                       to

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                                STERICYCLE, INC.
             (Exact name of Registrant as specified in its charter)

               Delaware                                       36-3640402
     (State or other jurisdiction                          (I.R.S. Employer
   of incorporation or organization)                    Identification Number)

              28161 NORTH KEITH DRIVE, LAKE FOREST, ILLINOIS 60045
                                 (847) 367-5910
          (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                              --------------------

                                 MARK C. MILLER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                STERICYCLE, INC.
              28161 NORTH KEITH DRIVE, LAKE FOREST, ILLINOIS 60045
                                 (847) 367-5910

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

      The Commission is requested to send copies of all communications to:
                                  Michael Bonn
                               Johnson and Colmar
           300 South Wacker Drive, Suite 1000, Chicago, Illinois 60606
                                 (312) 922-1980

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time, as determined by the selling shareholders, after this Registration Statement becomes effective.

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]

                              --------------------




       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS


                                STERICYCLE, INC.

                         438,063 SHARES OF COMMON STOCK
                            PAR VALUE $.01 PER SHARE

                              -------------------


         This Prospectus is part of a registration statement covering the sale of up to 438,063 shares of our common stock. These shares may be sold by the selling shareholders (the "Selling Shareholders") from time to time on The Nasdaq National Market or in privately negotiated transactions. We will not receive any of the proceeds of sale.

         The Selling Shareholders acquired all of their shares in December 2002 when the corporation that they owned, Micro-Med Industries, Inc., merged with and into our wholly-owned subsidiary, MMI Acquisition Corporation (which changed its name to "Micro-Med Industries, Inc." upon completion of the merger).

         Our common stock is quoted on The Nasdaq National Market system under the symbol "SRCL." On January 28, 2003, the average of the high and low sales prices of our common stock was $34.48 per share.


         Unless the context indicates otherwise, all references to "we," "our," "us," the "Company" or "Stericycle" refer to Stericycle, Inc. and its subsidiaries. Our principal executive offices are located at 28161 North Keith Drive, Lake Forest, Illinois 60045. Our telephone number is (847) 367-5910.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK.


                              -------------------


               The date of this Prospectus is February   , 2003.

                                TABLE OF CONTENTS


         WHERE YOU CAN FIND MORE INFORMATION......................        3
         RISK FACTORS.............................................        4
         USE OF PROCEEDS..........................................       12
         SELLING SHAREHOLDERS.....................................       12
         PLAN OF DISTRIBUTION.....................................       12
         LEGAL MATTERS............................................       13

         You should rely only on the information contained in or incorporated by reference into this Prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different or additional information.

         The Selling Shareholders will not make an offer of their shares in any jurisdiction where an offer is not permitted.

         You should not assume that the information in this Prospectus or in any prospectus supplement is accurate as of any date other than the date shown on the front of the document.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other documents with the U.S. Securities and Exchange Commission (the "SEC"). You may read and copy any document that we have filed at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. You may also obtain copies by mail of documents at prescribed rates from the SEC's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

         The SEC maintains an Internet website that provides access to the documents that we have filed with the SEC. The SEC's website is http://www.sec.gov. A link to a website (Edgar Online) providing free access to documents filed with the SEC appears on our own website, http://www.stericycle.com. Copies of these documents are also available from commercial document retrieval services.

         The SEC allows us to "incorporate by reference" into this Prospectus the documents that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Prospectus, and documents that we file with the SEC in the future will automatically update and supersede prior information, including information contained in or incorporated by reference into this Prospectus.

         We incorporate by reference the following documents, as well as any other documents that we file with the SEC in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Selling Shareholders have sold all of their shares:

         - our annual report on Form 10-K for the fiscal year ended December 31, 2001;

         - our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002;

         - our current reports on Form 8-K filed with the Commission on August 5, August 22, August 30 and October 28, 2002; and

         - the description of our common stock, par value $.01 per share, contained in the Registration Statement on Form 8-A that we filed on August 21, 1996, together with any amendment or report that we may file for the purpose of updating this description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

                                          Stericycle, Inc.
                                          21861 North Keith Drive
                                          Lake Forest, Illinois 60045
                                          Attention: Investor Relations
                                          Telephone:  (847) 607-2074

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

                          RISKS RELATED TO OUR INDUSTRY

         WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION WITH WHICH IT IS FREQUENTLY DIFFICULT, EXPENSIVE AND TIME-CONSUMING TO COMPLY.

         The medical waste management industry is subject to extensive federal, state and local laws and regulations relating to the collection, transportation, packaging, labeling, handling, documentation, reporting, treatment and disposal of regulated medical waste. Our business requires us to obtain many permits, authorizations, approvals, certificates or other types of governmental permission from every jurisdiction where we operate.

         We believe that we currently comply in all material respects with all applicable permitting requirements. State and local regulations change often, however, and new regulations are frequently adopted. Changes in the applicable regulations could require us to obtain new permits or to change the way in which we operate. We might be unable to obtain the new permits that we require, and the cost of compliance with new or changed regulations could be significant.

         The permits that we require, especially those to build and operate treatment plants and transfer facilities, are difficult and time-consuming to obtain. They may also contain conditions or restrictions that limit our ability to operate efficiently, and they may not be issued as quickly as we need (or at all). If we cannot obtain the permits that we need when we need them, or if they contain unfavorable conditions, it could substantially impair our operations and reduce our revenues.

         THE HANDLING AND TREATMENT OF HAZARDOUS MEDICAL WASTE CARRIES WITH IT THE RISK OF PERSONAL INJURY TO EMPLOYEES AND OTHERS.

         Our business requires us to handle materials that may be infectious, poisonous, corrosive or dangerous to life and property in other ways. While we strive to handle such materials with care and in accordance with accepted and safe methods, the possibility of accidents, leaks, spills, and acts of God always exists. Examples of how people and property may be exposed to such materials include:

         -      truck accidents;
         -      damaged or leaking containers;
         -      improper storage of medical waste by customers;
         -      vandalism, arson or sabotage;
         - placement by customers of materials into the waste stream that we are not authorized or able to process, such as nuclear waste and certain body parts and tissues; or
         -      malfunctioning treatment plant equipment.

         Human beings, animals or property might be injured, sickened or damaged by exposure to medical waste. This in turn could result in lawsuits in which we are found liable for such injuries, and substantial damages could be awarded against us.

         While we carry liability insurance intended to cover these contingencies, particular instances, claims, damages or events may occur that are not insured against or are inadequately insured against. An uninsured or underinsured loss could be substantial and could impair our profitability and reduce our liquidity.

         THE HANDLING OF MEDICAL WASTE EXPOSES US TO THE RISK OF ENVIRONMENTAL LIABILITIES WHICH MAY NOT BE COVERED BY INSURANCE.

         As a company engaged in medical waste management, we face risks of liability for environmental contamination. The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, and similar state laws impose strict liability on current or former owners and operators of facilities that release hazardous substances into the environment as well as on the businesses that generate those substances and the businesses that transport them to the facilities. Responsible parties may be liable for substantial investigation and clean-up costs even if they operated their businesses properly and complied with applicable federal and state laws and regulations.

         Liability under CERCLA may be joint and several, which means that if we were found to be a business with responsibility for a particular CERCLA site, we could be required to pay the entire cost of the investigation and clean-up even though we were not the party responsible for the release of the hazardous substance and even though other companies might also be liable.

         Our pollution liability insurance excludes liabilities under CERCLA. Thus, if we were to incur liability under CERCLA and if we could not identify other parties responsible under the law whom we can compel to contribute to our expenses, the cost to us could be substantial and could impair our profitability and reduce our liquidity.

         THE LEVEL OF GOVERNMENTAL ENFORCEMENT OF ENVIRONMENTAL REGULATIONS HAS AN UNCERTAIN EFFECT ON OUR BUSINESS AND COULD REDUCE THE DEMAND FOR OUR SERVICES.

         We believe that the government's strict enforcement of laws and regulations relating to medical waste collection and treatment has been good for our business. These laws and regulations increased the demand for our services. We also believe that laws and regulations that made it more difficult or expensive to use technologies that compete with our proprietary electro-thermal deactivation ("ETD") treatment process, such as incineration, have previously given us a competitive advantage. This advantage has diminished, however, and is likely to be further reduced, because we have increased our own use of autoclaving and incineration, mainly as a result of purchasing companies, including the Browning-Ferris Industries, Inc., or BFI, medical waste business, that use these processes. Approximately 88% of our current capacity to treat regulated medical waste is provided by incineration and autoclaving, and this percentage is likely to increase in the future as we acquire other companies which use these treatment technologies.

         A relaxation of standards or other changes in governmental regulation of medical waste, such as:

         -      encouraging the use of landfills;
         - removing obstacles to the use of incineration and autoclaving, thus allowing the continued use of existing on-site incinerators by medical waste generators without having to incur additional compliance costs; or
         - reducing manpower and money used to enforce environmental regulations favorable to our operations;

could increase the number of competitors or reduce the need for our services.

         WE MAY BE REQUIRED TO PAY FINES AND PENALTIES FOR VIOLATIONS OF ENVIRONMENTAL REGULATIONS OR OUR PERMITS.

         From time to time we are subject to governmental proceedings to enforce regulations relating to the handling and treatment of medical waste. We have had to pay fines and penalties and to undertake remedial work at our facilities. We may be subject to similar proceedings in the future. Government enforcement actions also may be initiated against us based on claims that we are violating our permits. Such proceedings could distract management attention from our business operations and any resulting fines or shut-downs could reduce our profitability.

                          RISKS RELATED TO OUR BUSINESS

         IF WE ARE UNABLE TO ACQUIRE OTHER MEDICAL WASTE BUSINESSES, OUR REVENUE AND PROFIT GROWTH MAY BE SLOWED.

         Our growth strategy is based in part on our ability to acquire other medical waste businesses. We do not know whether in the future we will be able to:

         -      identify suitable businesses to buy;
         - complete the purchase of those businesses on terms acceptable to us;
         - improve the operations of the businesses that we buy and successfully integrate their operations into our own; or
         -      avoid or overcome any concerns expressed by regulators.

         We compete with other potential buyers for the acquisition of other medical waste companies. This competition may result in fewer opportunities to purchase companies that are for sale. It may also result in higher purchase prices for the businesses that we want to purchase.

         In addition, we cannot be certain that we will:

         -      have enough money;
         -      be able to borrow enough money on reasonable terms;
         - be able to issue stock or debt instruments (like promissory notes) as consideration for the purchase;
         - or be able to raise enough money by issuing stock or through other financing methods;

to complete the purchases of the businesses that we want to acquire.

         We also do not know whether our growth strategy will continue to be effective. Our business is significantly larger than before, and new acquisitions may not have the desired benefits that we have expected in the past.

         THE IMPLEMENTATION OF OUR ACQUISITION STRATEGY COULD BE AFFECTED IN CERTAIN INSTANCES BY THE CONCERNS OF STATE REGULATORS, WHICH COULD RESULT IN OUR NOT BEING ABLE TO REALIZE THE FULL SYNERGIES OR PROFITABILITY OF PARTICULAR ACQUISITIONS.

         We may become subject to inquiries and investigations by state antitrust regulators from time to time in the course of completing acquisitions of other medical waste businesses. In order to obtain regulatory clearance for a particular acquisition, we could be required to modify certain operating practices of the acquired business or to divest ourselves of one or more assets of the acquired business. Changes in the terms of our acquisitions required by regulators or agreed to by us in order to settle regulatory investigations could impede our acquisition strategy or reduce the anticipated synergies or profitability of our acquisitions. The likelihood and outcome of inquiries and investigations from state regulators in the course of completing acquisitions cannot be predicted.

         AGGRESSIVE PRICING BY EXISTING COMPETITORS AND THE ENTRANCE OF NEW COMPETITORS COULD DRIVE DOWN OUR PROFITS AND SLOW OUR GROWTH.

         The medical waste industry is very competitive. This has required us in the past to reduce our prices, especially to large account customers, and competition may require us to reduce our prices in the future. Substantial price reductions could significantly reduce our earnings. We face important competition from a large number of small, local competitors. Because it requires very little money or technical know-how to compete with us in the collection and transport of medical waste, there are many regional and local companies in the industry. We face competition from these businesses and that competition may exist in each location to which we try to expand in the future. Our competitors could take actions that would hurt our growth strategy, including the support of regulations that could delay or prevent us from obtaining or keeping permits. They might also give financial support to citizens' groups that oppose our plans to locate a treatment or transfer facility at a particular location.

         Other sources of competition include large waste generators, such as some hospitals, who maintain their own treatment facilities. These and other yet-unidentified competitors could prevent us from obtaining new customers and could take existing customers away from us.

         WE REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR SUBSTANTIAL INDEBTEDNESS, WHICH REDUCES THE CASH AVAILABLE TO FINANCE OUR INTERNAL GROWTH AND OUR ACQUISITION OF OTHER MEDICAL WASTE BUSINESSES.

         We have a substantial amount of indebtedness. As of September 30, 2002, our total long-term indebtedness was $217.5 million, net of current maturities. We had borrowings of $31.0 million under our revolving credit facility, and we had the ability to borrow a further $74.0 million under the facility. Our required debt service payments during 2003, 2004 and 2005 are $1.2 million, $7.0 million and $25.2 million, respectively.

         Our ability to make payments on our indebtedness, as well as to fund our operations and future growth, depends upon our ability to generate cash. Our success in doing so depends upon the results of our operations and upon general economic, financial, competitive, regulatory and other factors beyond our control.

         Our indebtedness could:

         -      make us more vulnerable to unfavorable economic conditions;
         - make it more difficult to pursue the acquisition of other medical waste management businesses; and
         - require us to dedicate or reserve a large portion of our cash flow from operations to making payments on our indebtedness, which would prevent us from using it for other purposes.

         RESTRICTIONS IN OUR DEBT INSTRUMENTS MAY LIMIT OUR ABILITY TO PAY DIVIDENDS, INCUR ADDITIONAL DEBT, MAKE ACQUISITIONS AND MAKE OTHER INVESTMENTS.

         Our debt instruments contain covenants that restrict our ability to make distributions to stockholders or other payments unless we satisfy certain financial tests and comply with various financial ratios. If we do not do so, our creditors could declare a default under our debt instruments, and our indebtedness could be declared immediately due and payable. Our ability to comply with the provisions of our debt instruments may be affected by changes in economic or business conditions beyond our control.

         Our debt instruments also contain covenants that limit our ability to incur additional indebtedness, acquire other businesses and make capital expenditures, and impose various other restrictions. These covenants could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.

         THE LOSS OF OUR SENIOR EXECUTIVES COULD AFFECT OUR ABILITY TO MANAGE OUR BUSINESS PROFITABLY.

         We depend on a small number of senior executives. Our future success will depend, among other things, upon our ability to keep these executives and to hire other highly qualified employees at all levels. We compete with other potential employers for employees, and we may not be successful in hiring and keeping the executives and other employees that we need. We do not have written employment agreements with our President and Chief Executive Officer or other executive officers, and officers and other key employees could leave us with little or no prior notice, either individually or as part of a group. Our loss or inability to hire key employees could impair our ability to manage our business and direct its growth.

         OUR EXPANSION INTO FOREIGN COUNTRIES EXPOSES US TO UNFAMILIAR REGULATIONS AND MAY EXPOSE US TO NEW OBSTACLES TO GROWTH.

         We plan to grow both in the United States and in foreign countries. We have established operations in Canada, Mexico, Argentina, Australia and South Africa and have entered into ETD equipment sales and licensing agreements in Brazil and Japan.

         Foreign operations carry special risks. Although our business in foreign countries has not yet been affected, our business in the countries in which we currently operate and those in which we may operate in the future could be limited or disrupted by:

         -      government controls;
         -      import and export license requirements;
         -      political or economic insecurity;
         -      trade restrictions;
         -      changes in tariffs and taxes;
         -      our unfamiliarity with laws, regulations, and customs;
         -      restrictions on repatriating foreign profits back to the United
                States;
         -      difficulties in staffing and managing international operations.

         Foreign governments and agencies often establish permit and regulatory standards different from those in the United States. If we cannot obtain foreign regulatory approvals, or if we cannot get them when we expect, our growth and profitability from international operations could be limited. Fluctuations in currency exchange rates and increases in duty rates for ETD equipment could have similar effects.

         THE COMPETITIVE ADVANTAGES OF OUR ETD TREATMENT PROCESS AND OTHER ASPECTS OF OUR BUSINESS DEPEND ON PATENTS AND PROPRIETARY RIGHTS.

         We hold ten United States patents relating to the ETD treatment process and other aspects of processing medical waste. We have filed or have been assigned patent applications in several foreign countries and we have received patents in Australia, Canada, France, Hong Kong, Hungary, Mexico, Russia, South Korea and the United Kingdom.

         Pending or future patent applications may not be granted, issued patents may not provide us with competitive advantages, and our patents may be challenged by other parties. In addition, other companies may develop similar processes or avoid our patents. Litigation or administrative proceedings may be necessary to enforce the patents issued to us or to determine the scope and validity of others' proprietary rights. Any litigation or administrative proceeding could result in substantial cost to us and distraction of our management. A ruling against us in any litigation or administrative proceeding could expose us to new competition and depress our earnings.

         Our commercial success also depends on our not infringing patents issued to other parties. Patents belonging to other parties may require us to alter our processes, pay licensing fees or cease using any current or future processes, and as a result, we may be unable to license the technology rights that we may require at a reasonable cost or at all. If we can not obtain a license to any infringing technology that we currently use, it could have a material adverse effect on our business.

         We own registered and unregistered trademarks and service marks. There can be no assurance that our registered or unregistered trademarks or service marks will not infringe upon the rights of other parties. The requirement to change any of our trademarks, service marks or trade names could result in the loss of any goodwill associated with that trademark, service mark or trade name and could entail significant expense.

         OUR EARNINGS COULD DECLINE IF WE WRITE-OFF INTANGIBLE ASSETS, SUCH AS GOODWILL.

         As a result of purchase accounting for our various acquisitions, our balance sheet at September 30, 2002 contains goodwill, net of accumulated amortization, of $421.5 million and other intangible assets, net of accumulated amortization, of $11.4 million. In the first quarter of 2002, we began to apply new financial accounting rules under which goodwill is no amortized but is subject to annual impairment tests.

         On an ongoing basis, we evaluate, based upon the fair value of reporting units, whether facts and circumstances indicate any impairment of the value of indefinite-lived intangible assets such as goodwill. As circumstances after an acquisition can change, the value of these intangible assets may not be realized by us. If we determine that a significant impairment has occurred, we would be required to write-off the impaired portion of goodwill and other unamortized intangible assets, which could have a material adverse effect on our results of operations in the period in which the write-off occurs.

                         RISKS RELATED TO THIS OFFERING

         THE PRICE OF OUR STOCK IS SUBJECT TO WIDE FLUCTUATION.

         The market price of our common stock may be highly volatile. The market price of our shares may vary widely depending on:

         -      general economic conditions;
         -      news related to Stericycle;
         -      the action of federal economic regulators;
         -      the overall condition of the stock market;
         -      the market's perception of the medical waste industry;

and many other factors. For example, our stock price may be subject to wide fluctuations in price if we or our competitors announce transactions, disputes, settlements, government actions, economic losses or gains or other important events or information.

                                 USE OF PROCEEDS

         All of the net proceeds from the sale of the common stock covered by this Prospectus will be received by the Selling Shareholders who sell their shares. We will not receive any proceeds from the sale of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         Two of the three Selling Shareholders were shareholders of Micro-Med Industries, Inc., a Florida corporation, and the third Selling Shareholder was the holder of warrant to purchase common stock of Micro-Med Industries, Inc. They acquired their shares of our common stock in December 2002 when Micro-Med Industries, Inc. merged with and into our wholly-owned subsidiary, MMI Acquisition Corporation (which changed its name to "Micro-Med Industries, Inc." upon completion of the merger).

         The following table provides the names of the Selling Shareholders and the number of shares of our common stock that each Selling Shareholder may offer for sale from time to time. The information in the table is as of the date of this Prospectus. None of the Selling Shareholders has held any position or office or has had a material relationship with us within the past three years. With the exception of Francis M. Scheu, who owns 100 shares, none of the Selling Shareholders owns any shares of our common stock other than the shares listed in the following table. None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer.


                                                                                   SHARES AVAILABLE FOR SALE
                           NAME OF SELLING SHAREHOLDER                               UNDER THIS PROSPECTUS
              ---------------------------------------------------------            --------------------------
              Francis M. Scheu.........................................                      88,197
              Charles N. Hendrix.......................................                      88,197
              N.G. Wade Investment Company.............................                     261,669
                                                                                        -----------
                                                                           Total            438,063

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock covered by this Prospectus for the Selling Shareholders in accordance with our agreement with them to register their shares. Under our agreement, they will pay the costs of registering the shares, up to a total of $25,000, and will also pay any sales commissions in connection with the sale of their shares. We will pay the costs of registering the shares if and to the extent that the costs exceed $25,000.

         We have been advised by the Selling Shareholders that they may sell their shares at any time and from time to time in the open market in ordinary brokerage transactions at market prices prevailing at the time of sale, or in privately negotiated transactions at market prices at the time of sale, at prices related to market prices or at negotiated prices, or by a combination of these methods.

         The Selling Shareholders may sell their shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the shares for whom the broker-dealer may act as an agent or to whom they may sell the shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary conditions.

         The Selling Shareholders and broker-dealers who act in connection with a sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by these broker-dealers and profits on resale of the shares as a principal may been deemed to be underwriting discounts and commissions under the Securities Act.

         The Selling Shareholders have agreed to coordinate their sale of shares of our common stock in the open market so that the total number of shares sold by any one or more of them on any day does not exceed 25% of the shares covered by this Prospectus.

                                  LEGAL MATTERS


         The legality of the shares of common stock covered by this Prospectus is being passed upon for us by Johnson and Colmar, 300 South Wacker Drive, Suite 1000, Chicago, Illinois 60601, who serve as our outside general counsel. Partners of Johnson and Colmar beneficially own or have voting or investment power over 3,388 shares of our common stock.

                                     PART II

             INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table shows the costs and expenses in connection with the registration of the shares covered by this Registration Statement:


SEC registration fees........................................    $     1,280.99
Legal fees and expenses......................................         12,000.00
Accounting fees and expenses.................................          6,000.00
Nasdaq listing fee...........................................          4,380.63
Other expenses...............................................          1,338.38
                                                                 --------------
Total expenses...............................................    $    25,000.00

         All of these costs and expenses are estimated except for the SEC registration fees. The Selling Shareholders will pay these costs and expenses, up to a total of $25,000. We will pay the costs and expenses if and to the extent that the aggregate amount exceeds $25,000.

ITEM 15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation in non-derivative suits for expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the corporation's best interests. In the case of criminal actions and proceedings, the person also must not have had reasonable cause to believe that his or her conduct was unlawful. Indemnification of expenses is also authorized in stockholder derivative actions if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the corporation's best interests and if he or she has not been found liable to the corporation. Even in this latter instance, the court may determine that, in view of all the circumstances, the person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

         Article Fifth of our bylaws requires us to indemnify our directors, officers, employees and agents to the maximum extent permitted by Delaware law. Article Fifth also requires us to advance the litigation expenses of a director or officer upon receipt of his or her written undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to indemnification.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability



                                    - II-1 -
of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty of care. The provision may not eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, declaring an illegal dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

         Article Ninth of our amended and restated certificate of incorporation eliminates the personal liability of our directors to the fullest extent permitted by Section 102(b)(7).

         By reason of directors' and officers' liability insurance that we maintain, our directors and officers are insured against actual liabilities, including liabilities under the federal securities laws, for acts or omissions related to the conduct of their duties.

ITEM 16.        EXHIBITS


     EXHIBIT
     NUMBER                                     DESCRIPTION                                     REFERENCE
     -------      ---------------------------------------------------------------               ----------
       3.1        Amended and Restated Certificate of Incorporation of Registrant                  (1)
       3.2        First Certificate of Amendment to Amended and Restated
                  Certificate of Registrant                                                        (2)
       3.3        Certificate of Designation Relating to Series A Convertible
                  Preferred Stock, Par Value $.01 Per Share                                        (2)
       3.4        Amended and Restated Bylaws of the Registrant                                    (1)
       3.5        Amendment to Amended and Restated Bylaws of the Registrant                       (3)
       4.4        Specimen Common Stock Certificate                                                (1)
       5.1        Opinion of Johnson and Colmar                                                     *
      23.1        Consent of Ernst & Young LLP                                                      *
      23.2        Consent of Johnson and Colmar (filed as part of Exhibit 5.1)
      24.1        Power of attorney (included under the caption "Power of
                  Attorney" on page II-5)

    *    Filed with this Registration Statement
   (1) Filed with the Registrant's Registration Statement on Form S-1 (Registration No. 333-05665), declared effective on August 22, 1996
   (2) Filed with the Registrant's Current Report on Form 8-K filed on November 29, 1999
   (3) Filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999

ITEM 17.        UNDERTAKINGS

Rule 415 Offering

         The Registrant undertakes:

                (1) to file, during any period in which offers or sales are being made, a post-


                                    - II-2 -
         effective amendment to this Registration Statement:

                      (i) to include any prospectus required by Section 10(a)(3)
                of the Securities Act of 1933, as amended (the "Securities
                Act");

                      (ii) to reflect in the prospectus any facts or events
                arising after the effective date of this Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                      (iii) to include any material information with respect to
                the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that undertakings (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those undertakings is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement;

                (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

Filings Incorporating Subsequent Exchange Act Documents by Reference

         The Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act which is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Request for Acceleration of Effective Date

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant as described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by


                                    - II-3 -
such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




                                    - II-4 -

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Forest, State of Illinois, on January 29, 2003.

                                  STERICYCLE, INC.

                                  By   /s/ MARK C. MILLER
                                       -----------------------------------------
                                           Mark C. Miller
                                           President and Chief Executive Officer





         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      NAME                                         TITLE                              DATE

                           *
--------------------------------------------      Chairman of the Board of
             Jack W. Schuler                      Directors                                 January 29, 2003


         /s/ MARK C. MILLER*                      President, Chief Executive Officer
--------------------------------------------      and a Director (Principal
             Mark C. Miller                       Executive Officer)                        January 29, 2003


                     *                            Chief Financial Officer
------------------------------------              (Principal Finance and
             Frank J.M. ten Brink                 Accounting Officer)                       January 29, 2003





                                    - II-5 -


                     *
------------------------------------
             John P. Connaughton                  Director                                  January 29, 2003

                     *
------------------------------------
             Rod F. Dammeyer                      Director                                  January 29, 2003

                     *
------------------------------------
             Patrick F. Graham                    Director                                  January 29, 2003

                     *
------------------------------------
             John Patience                        Director                                  January 29, 2003

                     *
------------------------------------
             Thomas R. Reusche                    Director                                  January 29, 2003

                     *
------------------------------------
             Peter Vardy                          Director                                  January 29, 2003

                     *
-------------------------------------
             L. John Wilkerson, Ph.D.             Director                                  January 29, 2003

By:  /s/ MARK C. MILLER
     ------------------
         Mark C. Miller
         Attorney-in-Fact


                                    - II-6 -